Exhibit 99.1

Getty Realty Corp. Announces Appointment of Lead Independent Director and Addresses Recent Communications with Getty Petroleum Marketing, Inc.

JERICHO, NY, April 14, 2008 - Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”) announced that its Board of Directors has designated Mr. David Driscoll as the Lead Independent Director and asked him to work with the Company’s management and attempt to negotiate a modification of the Company’s leases with its principal tenant, Getty Petroleum Marketing, Inc. (“Marketing”).  Marketing leases from the Company approximately 890 properties under several leases, principally under a unitary triple-net master lease with an initial 15-year term that continues through 2015 and covers virtually all of the properties leased to Marketing (collectively, the “Marketing Leases”).

As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Annual Report”),  Marketing’s financial performance continued to deteriorate in 2007 and Marketing has proposed to the Company the removal of approximately forty percent (40%) of the properties from the Marketing Leases and a reduction of rent for the remaining properties. Getty did not accept Marketing’s proposal. The Company anticipates that as lease modification discussions continue, the parties will regularly exchange communications as part of a negotiation process. Marketing recently sent a letter to the Company in which it stated among other things: (i) that its views regarding the terms upon which it would engage in negotiations with the Company regarding the Marketing Leases differed in substance from the Company’s view, (ii) that its parent, OAO Lukoil, will not continue to provide ongoing financial support to Marketing in the event Marketing is not self-supporting on its own, and (iii) that it did not understand the basis for the $10.5 million non-cash deferred rent receivable reserve taken by the Company in connection with the Marketing Leases and its belief that the reserve was inadequate.

The Company has responded to Marketing’s letter stating that it re-confirms its accounting and other disclosures in its Annual Report. In addition, the Company reiterated to Marketing its willingness to continue discussions regarding the removal of properties from the Marketing Leases, steps it was taking to facilitate those discussions and its view that such discussions would be beneficial to both parties. Mr. Driscoll said that “the Company’s management team and I are looking forward to holding further discussions with Marketing in the near future to try to achieve a mutually satisfactory modification of the Marketing Leases.” However, there can be no assurance that an acceptable modification to the Marketing Leases will be negotiated.

The non-cash $10.5 million reserve the Company has taken is for the full amount of the deferred rent receivable attributable to the properties proposed by Marketing to be removed from the Marketing Leases and is based on the Company’s intention to continue discussions regarding the removal of these properties from the Marketing Leases. Under generally accepted accounting principles, the Company is required to recognize the revenue for the Marketing Leases with fixed annual rent escalations evenly over the current term of the lease  using the “straight-line” method based on the average of the monthly rent receivable, rather than the actual monthly rent receivable when contractually due. Accordingly, during the initial years of the current lease term, which will conclude in 2008, the actual monthly rent receivable is less than the average of the monthly rent due over the current lease term, and a “deferred rent receivable” is recognized to account for the difference. During the latter years of the current lease term, this deferred rent receivable is reversed as the actual monthly rent receivable exceeds the average of the monthly rent receivable. The $10.5 million non-cash reserve, in effect, accelerates the reversal of the deferred rent receivable attributable to the properties proposed by Marketing to be removed from the Marketing Leases that would have been recorded over the remaining lease term if the Company continued to assume that Marketing would make its monthly rent payments related to those properties when contractually due. As a result of the significant impact of the straight-line method of accounting on its net income, the Company looks to Adjusted Funds from Operations (AFFO), a non-GAAP measure of its performance that does not include, among other things, the difference between actual rent receivable and rental income recognized using the straight-line method. Therefore, AFFO was not affected by the non-cash $10.5 million reserve taken by the Company against the deferred rent receivable.

Leo Liebowitz, the Company’s Chairman and Chief Executive Officer, noted that “the Company and Marketing have already established a record over the years of successfully negotiating the removal of properties from the Marketing Leases on mutually agreed upon terms, and in fact over the past few years over 25 properties have been removed from the Marketing Leases by mutual agreement.  The Company in certain cases did not exercise options to extend the term of the underlying leases, and in other cases sold the recaptured properties in tax-free exchanges and reinvested the proceeds in new properties for lease to others.”  Mr. Liebowitz explained that “over the past several months, the Company has entered into various letter agreements with Marketing to remove approximately 25 additional properties from the Marketing Leases.  The Company has identified potential purchasers for most of these properties and in many cases, has purchase and sales contracts in place.  In addition, we have successfully relet certain properties to new tenants after Marketing’s tenancy with respect to those properties expired.” Mr. Liebowitz noted that Marketing continues to be current on its rent payments under the Marketing Leases.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,100 properties throughout the United States.

CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  STATEMENTS IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING INCLUDE, BUT ARE NOT LIMITED TO THE FOLLOWING:  (A) STATEMENTS REGARDING NEGOTIATING A MUTUALLY SATISFACTORY MODIFICATION OF THE MARKETING LEASES AND (B) STATEMENTS REGARDING IDENTIFYING POTENTIAL PURCHASERS FOR CERTAIN PROPERTIES TO BE REMOVED FROM THE MARKETING LEASES.   INFORMATION CONCERNING FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN OUR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Contact	Thomas J. Stirnweis
(516) 478-5403